EXHIBIT 10

DEBT SETTLEMENT AGREEMENT

Agreement made on August 27, 2003 between Bay Cove Capital Corp. with offices located at 1818 – 1177 West Hastings Street, Vancouver, Canada V6E 2K3, referred to as Creditor and Solar Energy Limited with offices located at 112 C Longview Drive, Los Alamos, New Mexico 87544 referred to as Debtor.

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of $634,486.20 as the result of loans extended by Creditor. The loans were provided as follows:

— $283,393 prior to December 31, 2001—
$251,242 prior to December 31, 2002

- $99,851.20 including interest due prior to August 27, 2003.

The loans were provided by Creditor to Debtor with the agreement that loan repayments could be made either in cash or in shares of Debtor’s common stock.

SECTION TWO

CONSIDERATION

In consideration of the prior mutual agreements recited in this Agreement, Debtor and Creditor agree as follows:

a. Method of Payment

Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 944,643 shares of Debtor’s common stock, valued at $0.30 a share, as consideration for monies owed to Creditor as a result of loans provided by Creditor to Debtor prior to December 31, 2001.

Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 837,473 shares of Debtor’s common stock, valued at $0.30 a share, as consideration for monies owed to Creditor as a result of loans provided by Creditor to Debtor prior to December 31, 2002.

Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 332,838 shares of Debtor’s common stock, valued at $0.30 a share, as consideration for monies owed to Creditor as a result of loans provided by Creditor to Debtor prior to August 27, 2003.

b.     Satisfaction:

On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance and delivery of an aggregate of 2,114,954 shares of Debtor’s common stock to Creditor provided for in Section Two (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Los Alamos, New Mexico on the date first mentioned above.

Solar Energy Limited

/s/ David F. Jones
By: David F. Jones, President

Bay Cove Capital Corp.

/s/ Rene Poole
By:Rene Poole, President